EXHIBIT 99.1

Contact: Roger Holliday (Financial)
(678) 742-8181 or Nancy Young (Media) (678) 742-8118

Russell Corporation Reports Third Quarter Results

At the Top End of Latest Guidance

ATLANTA, GA (October 27, 2005) – Russell Corporation (NYSE: RML) today reported fiscal third quarter 2005 earnings of $15.8 million, or $0.47 per diluted share on sales of $424.6 million versus last year’s $422.7 million in revenues.

Operating income was $33.9 million in the quarter, down from last year’s $44.0 million, as operational issues disclosed in the second quarter were exacerbated by Hurricanes Katrina and Rita. In addition to the previously announced impact of the elimination of the COO position in the third quarter of approximately $0.06 cents per share, the Company experienced significant economic losses attributed to the storms. The Company estimates the equivalent of $0.05 per share of lost earnings associated with missed sales due to the hurricanes plus additional direct costs of $0.02 per share in the third quarter.

Excluding the impact of the hurricanes and the elimination of the COO position in the quarter, earnings would have been approximately $0.60 per share, at the top end of the range previously provided by the Company. This compares with third quarter 2004 earnings per share of $0.82 on a fully diluted basis, which included a $0.13 benefit from a favorable tax adjustment.

Russell achieved results at the top end of range versus earlier projections due to lower than expected costs in Activewear and strong sales and profit improvements in international apparel, which were partially offset by losses at Huffy Sports.

Aggressive Action Yields Results

The Company is on track to have the previously announced operational issues resolved by the end of the year. Significant improvements have been made in sewing efficiencies in offshore plants while reducing manufacturing variances associated with the ramp up of production within textile operations in Alexander City, Alabama.

According to Jack Ward, chairman and CEO, “We have made significant progress in fixing our short term issues, despite major disruptions due to the recent hurricanes. Having addressed these short term issues, we can now concentrate on building our businesses for the long term.”

Reduced Hurricane Impact

As reported earlier, the Company lost more than 40 containers of product from Katrina, as the Company’s primary ports of entry for the export of components (fabric and cut parts) and the import of finished goods were damaged in the storm. Shipping has now returned to more normal levels with the reopening of Gulfport, Mississippi, and the shift of certain shipments through Panama City, Florida.

Due to the effects of Katrina, fiber manufacturers increased prices as much as 20 percent. With Russell’s traditional strength in poly/cotton blends, higher staple costs are expected to continue to impact the Company’s financial results temporarily, but should “normalize,” albeit at a higher level, when world supplies are increased, as expected.

With aggressive actions, the estimated losses associated with the hurricanes have been reduced to a range of $0.13 to $0.16 on a per share basis. The Company does expect to recover a significant portion of these extra expenses from its insurance carriers.

Segment Sales

Sales in the Sporting Goods segment increased by 5 percent, or nearly $10 million, with sales from acquisitions owned for less than a year contributing approximately $33 million. Continued strength in Dri-POWER® performance products for the Russell Athletic Group partially offset declines due to product availability. Sales in the Spalding Group were down slightly from prior year, while Brooks continued to perform exceptionally well, contributing nearly $32 million in revenues in the quarter and achieving its profit plan.

In the Activewear segment, demand remained strong for JERZEES® products in the Artwear channel, offsetting declines in the Retail channel, which were primarily due to retail inventory adjustments.

Outlook

The Company is reaffirming its earnings projections for the full year, and expects fiscal 2005 sales in the $1.45 billion to $1.46 billion range with earnings on a per share basis (excluding the COO position elimination, the impact of the hurricanes, and other potential special charges) in the $1.25 to $1.35 range.

The Company is anticipating solid sales increases in most of its businesses next year, which should more than offset the recent Wal-Mart decision to replace the JERZEES® brand of boys’ sweatshirts and sweatpants for fall 2006. Additionally, expected operational improvements, a full year of the Honduran plant and selective price increases, should offset inflationary trends currently being experienced.

Russell is forecasting solid spring business with a number of new products and an expanded presence at retail. Russell Athletic continues to expand its floor space at retail with product line extensions and increased visibility with a new point of sale presence in sporting goods chains. Likewise, Spalding’s latest innovation, the new NeverFlat™ basketball, has recently been introduced and is being well received by sporting good retailers. This premium priced NeverFlat™ basketball holds its pressure ten times longer than an ordinary basketball, and is expected to be on retail shelves this winter. Also, in the Sporting Goods segment, Brooks continues to meet or exceed expectations, with bookings for spring 2006 currently up more than 30 percent. Brooks is experiencing increased demand from national sporting goods accounts in addition to its primary market, specialty running retailers, where Brooks is one of the largest share brands.

Ward added, “We feel positive about our long-term potential. We continue to believe in our strategy to become a premier sporting goods company, as demonstrated by our stable of consumer brands built on a heritage of quality athletic products.”

Conference Call Information

Management will have a conference call today, October 27, 2005, at 8:30 a.m. Eastern Time to discuss the third quarter results. The call may be accessed at (877) 264 -7865 (domestically), and (706) 634-4917 (internationally), using conference call ID number 1525624. The call will also be simultaneously web cast via the Investor Relations homepage of the Company’s website at

http://www.russellcorp.com. A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands included in the Sporting Goods Segment are: Russell Athletic®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The predominant brand in the Activewear segment is JERZEES®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward-Looking Statement

This Press Release includes certain “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our stockholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) risks associated with (i) our long-term business strategies, (ii) the impact of Hurricane Katrina and other recent hurricanes on the Company’s business, (iii) the short- and long-term effects of higher prices for raw materials, energy, and transportation, (iv) the loss of Wal-Mart’s boys’ fall fleece program, (v) the introduction of new products; (b) our ability to (i) fully resolve current operational issues and implement operational improvements, and (ii) meet planned production schedules; (c) the degree to which we are able to (i) achieve increased sales of our products and (ii) realize increased revenues from announced and planned price increases; and (d) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

RUSSELL CORPORATION

Consolidated Statements of Income

(In Thousands Except Share and Per Share Amounts)

	Quarter-to-Date		Year-to-Date
	13 Weeks Ended October 2, 2005	13 Weeks Ended October 3, 2004	39 Weeks Ended October 2, 2005	39 Weeks Ended October 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$424,632	$422,656	$1,079,973	$964,220
Cost of goods sold	307,240	300,853	786,486	697,439

Gross profit	117,392	121,803	293,487	266,781
Selling, general and administrative expenses	84,501	78,445	231,203	196,610
Other (income) expense—net	(1,005)	(630)	(2,573)	(5,739)

Operating income	33,896	43,988	64,857	75,910
Interest expense, net	10,382	8,222	29,336	23,163
Non-controlling interests	144	666	1,565	940

Income before income taxes	23,370	35,100	33,956	51,807
Provision for income taxes	7,610	8,161	11,351	14,175

Net income	$15,760	$26,939	$22,605	$37,632

Weighted-average common shares outstanding:
Basic	33,176,005	32,691,064	33,003,348	32,639,512
Diluted	33,380,966	32,901,106	33,318,486	32,861,790
Net income per common share:
Basic	$0.48	$0.82	$0.68	$1.15
Diluted	$0.47	$0.82	$0.68	$1.15

RUSSELL CORPORATION

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Amounts)

	October 2, 2005	January 1, 2005	October 3, 2004
	(Unaudited)	(Note)	(Unaudited)
ASSETS
Current assets:
Cash	$48,581	$29,816	$37,361
Accounts receivable, net	338,578	212,063	289,325
Inventories	426,426	411,701	385,203
Prepaid expenses and other current assets	25,377	17,737	18,354
Income tax receivable	18,234	6,101	2,799

Total current assets	857,196	677,418	733,042

Property, plant & equipment, net	316,226	322,890	316,077

Other assets	254,261	253,801	151,003

Total assets	$1,427,683	$1,254,109	$1,200,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$214,064	$190,422	$187,781
Deferred income taxes	13,619	4,054	6,615
Short-term debt	10,132	18,190	13,831
Current maturities of long-term debt	2,048	6,938	4,405

Total current liabilities	239,863	219,604	212,632

Long-term debt, less current maturities	497,591	372,921	359,115

Deferred liabilities:
Income taxes	33,527	20,286	6,604
Pension and other	53,639	64,351	53,119

Non-controlling interests	14,986	14,096	13,015

Commitments and contingencies	—	—	—

Stockholders’ equity:
Common stock, par value $.01 per share; authorized 150,000,000 shares, issued 41,419,958 shares	414	414	414
Paid-in capital	37,253	40,716	40,377
Retained earnings	774,458	755,799	746,801
Treasury stock, at cost	(192,214)	(201,171)	(203,976)
Accumulated other comprehensive loss	(31,834)	(32,907)	(27,979)

Total stockholders’ equity	588,077	562,851	555,637

Total liabilities & stockholders’ equity	$1,427,683	$1,254,109	$1,200,122

Note: Consolidated balance sheet at January 1, 2005 has been derived from audited financial statements.

RUSSELL CORPORATION
Consolidated Statements of Cash Flows
(In Thousands)
	39 Weeks Ended
	October 2, 2005	October 3, 2004
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$22,605	$37,632
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	36,342	34,859
Amortization	2,816	1,000
Earnings of non-controlling interests	1,565	940
Provision for deferred income taxes	20,497	—
Gain on sale of assets	(788)	(4,672)
Other	3,741	6,923
Changes in operating assets & liabilities:
Trade accounts receivable	(133,962)	(101,812)
Inventories	(17,840)	(26,973)
Prepaid expenses and other current assets	(7,390)	639
Other assets	(2,140)	5,805
Accounts payable and accrued expenses	29,631	22,950
Income taxes	(11,791)	11,905
Pension and other deferred liabilities	(10,712)	(7,632)

Net cash used in operating activities	(67,426)	(18,436)
Investing Activities:
Purchases of property, plant & equipment	(30,290)	(17,717)
Proceeds from the sale of property, plant & equipment and other assets	2,911	8,624
Net cash refund from (paid for) acquisitions, joint ventures and other	1,031	(43,293)
Other	(46)	1,619

Net cash used in investing activities	(26,394)	(50,767)
Financing Activities:
Borrowings on credit facility and other – net	118,960	74,990
(Payments) borrowings on short-term debt	(7,238)	5,993
Dividends on common stock	(3,948)	(3,910)
Treasury stock re-issued	5,050	2,195
Cost of common stock for treasury	(37)	(17)

Net cash provided by financing activities	112,787	79,251
Effect of exchange rate changes on cash	(202)	(662)

Net increase in cash	18,765	9,386
Increase in cash from consolidating Frontier Yarns, LLC	—	7,859
Cash balance at beginning of period	29,816	20,116

Cash balance at end of period	$48,581	$37,361

Supplemental schedule of noncash investing and financing activities:
Sold building – portion of proceeds in the form of a note	$—	$1,500
Sold investment – proceeds in the form of stock and cash	—	4,945

Noncash investing and financing activities	$—	$6,445

RUSSELL CORPORATION
Financial Data by Reportable Segment
(in thousands)

	Quarter-to-Date		Year-to-Date
	13 Weeks Ended October 2, 2005	13 Weeks Ended October 3, 2004	39 Weeks Ended October 2, 2005	39 Weeks Ended October 3, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET SALES
Sporting Goods	$201,840	$192,360	$527,425	$438,061
Activewear	207,828	215,064	505,987	484,181
All Other	14,964	15,232	46,561	41,978

TOTAL NET SALES	$424,632	$422,656	$1,079,973	$964,220

SEGMENT OPERATING INCOME
Sporting Goods	$15,518	$23,949	$34,917	$48,504 *
Activewear	21,275	25,051	36,240	35,801
All Other	1,423	1,131	5,257	4,287

TOTAL SEGMENT OPERATING INCOME	$38,216	$50,131	$76,414	$88,592

Reconciliation of total segment operating income consolidated income before income taxes:

Total Segment operating Income	$38,216	$50,131	$76,414	$88,592
Unallocated amounts:
Corporate Expenses	(4,464)	(6,809)	(13,122)	(13,622)
Interest Expense, net	(10,382)	(8,222)	(29,336)	(23,163)

CONSOLIDATED INCOME BEFORE INCOME TAXES	$23,370	$35,100	$33,956	$51,807

* Includes one-time gain on the sale of Marmot Mountain, Ltd. of $4.4 million